UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2007

HILB ROGAL & HOBBS COMPANY

(Exact name of registrant as specified in its charter)

0-15981

(Commission File Number)

Virginia	54-1194795
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 747-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Board of Directors of Hilb Rogal & Hobbs Company (the “Company”) adopted the Hilb Rogal & Hobbs Company Supplemental Cash Incentive Plan (the “Plan”) effective as of February 13, 2007. The purpose of the Plan is to provide a supplemental benefit to certain key executives in the form of deferred compensation with vesting requirements. The Plan is intended to be unfunded and to satisfy the requirements of section 409A of the Internal Revenue Code of 1986, as amended.

The Plan will become part of the Company’s compensation program for executives beginning in fiscal year 2007. The Plan is an outgrowth of a study conducted by the Company in 2006 in which it reviewed and evaluated the Company’s use of long-term equity incentive awards as a component of executive compensation. As part of the study, the Company reviewed industry trends and its compensation goals in granting stock options and restricted stock to executives. Following this review, the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) determined that stock options and restricted stock would continue to be used as long-term incentives, but the number of stock options would be reduced by approximately 50% and replaced with a supplemental cash incentive award that would be paid into the Plan and earned over a fixed vesting period. The amount of the supplemental cash incentive award is intended to be based on the current value of the stock options that are being replaced by the award as determined by the Committee using a Black-Scholes or other stock option valuation methodology.

The Committee is authorized to select members of the executive group of the Company, executives of subsidiaries of the Company with the rank of President or higher and other highly compensated individuals designated by the Committee to participate in the Plan.

Under the Plan, the Company may, in its sole discretion, annually credit to a participant’s account an amount in cash to be determined by the Committee. The amount credited to a participant’s account as a supplemental cash incentive contribution will be deemed invested in one or more measurement funds available under the Plan (excluding investment in the Company’s common stock or its equivalent) as selected by the participant. Any amounts credited to a participant’s account, and any earnings and losses arising from the deemed investment in the investment funds, will be deferred and paid in accordance with the participant’s election form in effect for the applicable plan year.

Each supplemental cash incentive contribution paid to a participant’s account will vest over four years at the rate of 25% per year commencing on the first anniversary of the date the contribution is credited to the participant’s account; provided that the first 25% of the contribution credited to a participant’s account as of February 13, 2007 shall vest on March 1, 2008 and the remainder shall vest at the rate of 25% per year on the anniversary date of the contribution. A participant will become fully vested in his or her account in the event of a change of control or upon death, total and permanent disability or retirement (in each case as defined in the plan).

A participant may elect a short-term payout in which distribution occurs sixty days after the last day of any plan year designated by the participant following the plan year in which the participant becomes fully vested in the account. A participant may also elect to receive payment of the value of his or her account as a retirement benefit, upon termination of employment with the Company at or after age 55, either in a lump sum or in annual installments of two to fifteen years. All distributions to participants will be made in cash.

The Plan provides that if a participant separates from service to the Company within three years following a change of control (as defined in the plan), other than on account of the participant’s death, total and permanent disability or retirement, the balance of such participant’s account as of the six month anniversary of the participant’s separation from service shall be paid to the participant in a lump sum payment on the first day of the month following such six month anniversary.

The Plan may be terminated or amended at any time by the Board of Directors, provided that no such termination or amendment shall decrease the value of a participant’s account prior to the date of the termination or amendment.

The Company made supplemental cash incentive contributions to the Plan, effective as of February 13, 2007, in the aggregate amount of $899,330 for the Company’s chief executive officer, chief financial officer and the other named executive officers employed by the Company and listed in the proxy statement for the 2006 annual meeting of shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILB ROGAL & HOBBS COMPANY
(Registrant)

Date: February 20, 2007	By:	/s/ A. Brent King
A. Brent King
Vice President and General Counsel